Exhibit 99.1

News Release
Amkor Calls For Redemption Of A Portion Of Its
10.5% Senior Subordinated Notes Due 2009
CHANDLER, Ariz.—Business Wire— May 31, 2006—Amkor Technology, Inc. (NASDAQ NM: AMKR) announced today that it is calling for the redemption on June 30, 2006 of $178,118,000 aggregate principal amount of its 10.5% Senior Subordinated Notes due 2009 (the “Notes”). The total aggregate principal amount outstanding of the Notes is $200 million. The CUSIP number for the Notes being called for redemption is 031652 AE 0. Upon redemption, the Notes will be redeemed at a price of $1,017.50 per $1,000 of principal amount, plus accrued and unpaid interest from May 1, 2006 to the redemption date of approximately $17.21 per $1,000 principal amount, for a total redemption price of approximately $1,034.71 per $1,000 principal amount of Notes. Notes in the principal aggregate amount of $178,118,000 will be automatically redeemed on June 30, 2006, and no further interest will accrue on the redeemed Notes.
A Notice of Redemption is being mailed to all registered holders of the Notes. Copies of the Notice of Redemption may be obtained from U.S. Bank National Association, the Paying Agent, by calling Susan Freedman at 617-603-6665.
About Amkor
Amkor is a leading provider of advanced semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s web site: www.amkor.com.
Contact:
   Jeffrey Luth
   VP Corporate Communications
   Amkor Technology, Inc.
   480-821-5000 ext. 5130
   jluth@amkor.com